APPENDIX I
                                 ----------

               INFORMATION REGARDING THE INSTRUCTION C PERSONS

                        THALES SA EXECUTIVE OFFICERS


      The following table sets forth the name, business address, title, principal occupation and citizenship of each of the executive officers of Thales SA ("Thales"), excluding executive officers who are also directors of Thales. The business address of each person named below is c/o Thales SA, 173, Boulevard Haussmann F-75008 Paris, France. In each case, the principal occupation is represented by the person's title. All Thales executive officers are citizens of France, except for Mr. Hughes, Mr. Robinson and Mr. Dorrian, each of whom is a citizen of the United Kingdom.

                  Name                          Title
                  ----                          -----

         Yves Barou              Senior Vice President-Corporate
                                 Human Resources

         Bernard Retat           Vice Chairman

         Alexandre de Juniac     Senior Vice President - Corporate
                                 Secretary

         Ross McInnes            Senior Vice President - Finance

         John Hughes             Executive Vice President & COO
                                 Thales Group; CEO Information
                                 Technology & Services and Aerospace
                                 Business Area

         Alex Dorrian            Senior Vice President - Defense
                                 Business Area

         Jean-Paul Perrier       Senior Vice President - Marketing &
                                 Sales

         Jean-Loup Picard        Senior Vice-President - Strategy &
                                 Development

         Francois Lureau         Executive Vice President - COO
                                 Defense Business Area

         Timothy Robinson        Senior Vice President - Secure
                                 Operations of Thales Group


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                                  DIRECTORS

      The following table sets forth the name, mailing address (business or residence), present principal occupation or employment and citizenship of each of the directors of Thales. All Thales directors are citizens of France, except Mr. Freeman who is a citizen of the United Kingdom.



                                                        Address
                                                   (if other than as
      Name             Principal Occupation         indicated above)
      ----             --------------------         ----------------

Denis Ranque*          Chairman and Chief
                       Executive Officer

Jean-Paul Barth        Senior Executive            c/o Alcatel
                       Vice-President of Alcatel   54, rue La Boetie
                       and Chairman and Chief      75008
                       Executive Officer of        Paris, France
                       Alcatel CIT

Serge Dassault         Chairman and Chief          c/o GIMD
                       Executive Officer of        9 Rond Point des Champs
                       Groupe Industriel Marcel    Elysees Marcel Dassault
                       Dassault (GIMB)             75008
                                                   Paris, France

Bertrand Dufourcq      Ambassadeur de France,      48 Rue Madame
                       Member of the Board of      75006
                       Banque Transatlantique,     Paris, France
                       and President of
                       "Foundation de France"

Roger Norman Freeman   Consultant to               8 Kensington Gate
                       PricewaterhouseCoopers in   London
                       the UK                      W8 5NA

Louis Gallois          Chairman of SNCF            c/o SNCF
                                                   34, rue du Commandantt Rene
                                                   Mouchotte
                                                   75014
                                                   Paris, France

Olivier Houssin        Chairman and CEO of         c/o Alcatel
                       Alcatel Business Systems,   54 rune La Boetie
                       Executive President of      75411
                       Alcatel Telecom             Paris, France

Pierre Lafourcade      Strategy director of the    Thales Air Defence
                       Thales Air Defense          7/9 Rue Des Mathurins
                       Business Group and Vice     92221 Bagneux Cedex France
                       President of the
                       "Association du Personnel
                       Actionnaire de Thales -
                       APAT"

Daniel Lebegue         Chief Executive Officer of  110 rue de l'Universite
                       the Caisse des depots et    75007
                       des Consignations           Paris, France

Serge Tchuruk          Chairman and Chief          c/o Alcatel
                       Executive Officer of        54 rue La Boetie
                       Alcatel                     75008
                                                   Paris, France

Marcel Roulet          Ex Chairman of Thomson SA,  22, rue du Bessin
                       Thomson-CSF and France      92190
                       Telecom                     Meudon, France

Marie-Paule Delpierre  Manager in the Naval and    1 rue Robert Thomas
                       Aeronautical Communication  95390
                       business group of Thales    Saint-Prix, France
                       Communications SA

Didier Gladieu         Contract Manager in Thales  Thales Naval France
                       Naval S.A.                  7/9 rue des Mathurins
                                                   92220
                                                   Bagneux, France

Annie Legendre         Wiring fitter at Thales     2A des Boutries
                       Air Defense S.A.            5 rue Leonard de Vinci
                                                   78700
                                                   Conflans Sainte Honorine

*   Mr. Ranque is both an executive officer and director of Thales.


      None  of the  executive  officers  or  directors  of  Thales  has  been convicted of a crime or has been the subject of a civil proceeding described in Item 2(d) or 2(e), except that (1) Mr. Ranque was found guilty by the Paris Court of Appeals on December 22, 2000 for obstruction in a labor dispute with a union representative and the French "Cour de Cassation" affirmed the conviction on October 16, 2001 and (2) Mr. Dassault was found guilty by the Belgium "Cour de Cassation" on December 23, 1998 for bribery of public officials and is appealing the decision before the European Court of Human Rights.

      On December 24, 2002, John Hughes, an executive officer of Thales and a director of Nice, was granted options to purchase 10,000 Shares. The exercise price of the options is the higher of $10 or the closing price of Nice's ADRs on the NASDAQ National Market on December 24, 2002. Twenty-five percent of the options will vest and become exercisable one year after the grant, with an additional 6.25% becoming exercisable at the end of each quarter thereafter. The options are exercisable during Mr. Hughes' term as a director of Nice, with certain exceptions in the case of his death or disability. In any event, the options expire on December 24, 2008.

      On December 24, 2002, Timothy Robinson, an executive officer of Thales and a director of Nice, was granted options to purchase 10,000
Shares. The exercise price of the options is the higher of $10 or the closing price of Nice's ADRs on the NASDAQ National Market on December 24, 2002. Twenty-five percent of the options will vest and become exercisable one year after the grant, with an additional 6.25% becoming exercisable at the end of each quarter thereafter. The options are exercisable during Mr. Robinson's term as a director of Nice, with certain exceptions in the case of his death or disability. In any event, the options will expire on December 24, 2008.

      The options provided to Mr. Hughes and Mr. Robinson were granted by Nice pursuant to its employee stock option plan and the grant of such options were approved by Nice shareholders at the Nice shareholders meeting held December 24, 2002.

                               CONTROL PERSON

      Thomson S.A. is a holding company that is wholly-owned by the French State. Thomson as of December 31, 2002, beneficially owns 31.22% of the Thales's outstanding shares; no other Thales shareholder owns a greater percentage than Thomson S.A. The business address of Thomson S.A. is 46 Quai Alphonse le Gallo, 92648 Boulogne, France. The French State through Thomson S.A., may be deemed indirectly to control Thales. In addition to its holdings through Thomson S.A., a representative of the French State attends the Thales board meetings as a non-voting representative by virtue of the "Golden Share" arrangement instituted by French Decree No. 97-180,
March 4, 1997. The "Golden Share" arrangement provides the French State with the right to (1) have representation on Thales' board of directors as set forth above, (2) approve the acquisition of more than 10 percent of Thales' capital shares and (3) approve the sale (or pledge) of a majority of the capital shares of any of Thales' principal subsidiaries that were owned as of March 4, 1997 and were listed in an Annex to Decree 97-180.